CONTACTS

Gary L. Nalbandian	Mark A. Zody
Chairman/President	Chief Financial Officer
(717) 412-6301

PENNSYLVANIA COMMERCE BANCORP

NET INCOME UP 62%; LOANS INCREASE 18%

January 22, 2008 – Harrisburg, PA – Pennsylvania Commerce Bancorp, Inc. (NASDAQ Global Select Market Symbol: COBH), parent company of Commerce Bank/Harrisburg, N.A., reported increased assets, loans and net income for the fourth quarter of 2007, announced Gary L. Nalbandian, Chairman.

Fourth Quarter 2007 Financial Highlights
%
	12/31/07		12/31/06		Change (1)
Total assets	$ 1.98	Billion	$ 1.87	Billion	6%

Total core deposits	$ 1.55	Billion	$ 1.58	Billion	(2) %

Total loans (net)	$ 1.15	Billion	$ 973	Million	18%

Total revenues	$ 23.0	Million	$ 18.2	Million	26%

Net income	$ 2.5	Million	$ 1.5	Million	62%

Diluted net income per share	$ 0.38		$ 0.24		58%

(1) Compared to Fourth Quarter Ended December 31, 2006

Chairman’s Statement

In commenting on the Company’s financial results, Chairman Nalbandian noted the following highlights:

➢	Net income was $2.5 million, up 62% over the fourth quarter one year ago.

➢	Diluted net income per share was $0.38 for the fourth quarter, a 58% increase over the fourth quarter of 2006.

➢	Total revenues grew 26% for the fourth quarter of 2007 over the fourth quarter one year ago.

➢	Net interest income for the fourth quarter increased 29% over the same period in 2006.

➢	The Company’s net interest margin for the fourth quarter improved 24 basis points over the previous quarter and 57 basis points over the same quarter one year ago.

➢	Deposit charges and service fees grew 25% for the fourth quarter over the same period one year ago.

➢	Shareholder equity increased $11.2 million, or 11%, to $112.3 million.

➢	Return on average shareholder’s equity improved to 8.83% for the quarter vs. 6.00% for the fourth quarter of 2006.

➢	The one year annual shareholders’ return on COBH was 6% as compared to minus 20% for the NASDAQ Bank Index.

➢	Total assets reached $1.98 billion.

➢	Net loans grew $173.6 million, or 18%, over the fourth quarter one year ago.

➢	Asset quality remains strong with net charge-offs for the quarter of only 0.02% and a non-performing loan coverage ratio of 366%.

2007 New Stores and Awards

➢	During 2007 the Company opened 3 new stores, increasing the total number of stores to 33 throughout its six-county footprint.

➢	New stores opened during 2007 were as follows:

Location	County
Shillington Road	Berks
Manheim Pike	Lancaster
Linglestown Road	Dauphin

➢	On the national stage, J.D. Power & Associates ranked Commerce #1 in Customer Satisfaction in the Mid-Atlantic Region.

➢	For the fourth straight year, Commerce Bank was voted Best Bank by the Harrisburg Magazine Simply the Best Readers’ Poll.

➢	Pennsylvania Commerce Bancorp is an independent member of the “Commerce Bank Network,” a network of banks established by Commerce Bancorp, Inc. (NYSE: CBH) based in Cherry Hill, N.J.

Income Statement

	Three months ended December 31,			Twelve months ended December 31,
(dollars in thousands, except per share data)	2007	2006	% Change	2007	2006	% Change
Total revenues	$22,952	$18,190	26%	$82,315	$71,543	15%
Total expenses	19,171	16,010	20%	70,807	59,294	19%
Net income	2,467	1,522	62%	7,001	7,254	(3	) %
Diluted net income per share	$0.38	$0.24	58%	$1.07	$1.12	(4	) %

Total revenues (net interest income plus non-interest income) for the fourth quarter increased $4.8 million, to $23.0 million, up 26% over the fourth quarter of 2006. Total revenues for the year 2007 increased by $10.8 million, or 15%, over total revenues in 2006.

Net income totaled $2.5 million for the fourth quarter of 2007, a 62% increase over net income of $1.5 million for the fourth quarter of 2006. For the year ended December 31, 2007, net income totaled $7.0 million, down slightly from the $7.3 million figure recorded in 2006. Net income per fully diluted share for the fourth quarter of 2007 was $0.38, a 58% increase over the $0.24 recorded for the same period a year ago.  For the year 2007, fully diluted net income per share was $1.07 vs. $1.12 for the year 2006.

Net Interest Income and Net Interest Margin

Net interest income for the fourth quarter of 2007 totaled $16.8 million, an increase of $3.8 million, or 29%, over the $13.0 million recorded a year ago.  This increase was a result of continued strong loan growth combined with improvement in the Company’s net interest margin.  For the year ended December 31, 2007, net interest income totaled $59.5 million, up $6.7 million, or 13%, over the $52.8 million recorded in the year ended December 31, 2006.

The net interest margin for the fourth quarter of 2007 was 3.60%, up 57 basis points over the 3.03% figure recorded in the fourth quarter of 2006, and compared to 3.36% for the third quarter of 2007.  The improvement in net interest margin is the result of a significant reduction in the Company’s deposit and total cost of funds.

Net interest income, on a tax equivalent basis, totaled $17.1 million in the fourth quarter of 2007, an increase of $4.0 million, or 30%, over the fourth quarter one year ago. This figure was up $1.7 million over net interest income on a fully taxable basis recorded in the third quarter of 2007.

Net Interest Income and Rate/Volume Analysis

As shown below, the increase in net interest income on a tax equivalent basis was due to volume increases in the Company’s earning assets, as well as improvement in the net interest margin.

(dollars in thousands)	Net Interest Income
December 31 2007 vs. 2006	Volume Increase	Rate Change	Total Increase	% Increase
Quarter	$1,227	$2,730	$3,957	30%
Twelve Months	3,686	3,536	7,222	14%

Noninterest Income

Noninterest income for the fourth quarter of 2007 totaled $6.1 million, up $932,000, or 18%, over $5.2 million a year ago.  The growth in noninterest income for the fourth quarter was reflected in increased deposit charges and service fees as depicted below:

	Three months ended December 31,			Twelve months ended December 31,
(dollars in thousands)	2007	2006	% Change	2007	2006	% Change
Deposit charges and service fees	$5,711	$4,574	25%	$20,688	$16,816	23%
Other income	421	466	(10)	1,964	1,776	11
Subtotal	6,132	5,040	22	22,652	18,592	22
Net investment securities gains	-	160	-	171	160	7
Total noninterest income	$6,132	$5,200	18%	$22,823	$18,752	22%

Noninterest income for the year 2007 increased $4.1 million, or 22%, from $18.8 million in 2006.  Like the fourth quarter, the increase was due to growth in the level of deposit charges and service fees.

Noninterest Expenses

Noninterest expenses for the fourth quarter of 2007 were $19.2 million, up 20%, over $16.0 million one year ago.  The increases in noninterest expenses for the quarter were widespread across all categories, reflecting the Company’s continued growth.  Included in noninterest expenses for the fourth quarter of 2007 are three full months of costs related to two new stores opened in November 2006, as well as costs for the three new stores all opened during the third quarter 2007.  Also contributing to the increase was a higher level of regulatory expenses as well as FDIC insurance assessments that were reintroduced to the banking industry starting January 1, 2007.  Excluding regulatory expenses and FDIC insurance assessments, total noninterest expenses were up 11% for the fourth quarter of 2007 over the same period in 2006 and were up 15% for the year 2007 vs. 2006.

Noninterest expenses for the year 2007 totaled $70.8 million, up $11.5 million, or 19%, over the $59.3 million recorded during the same period in 2006.  This increase was primarily attributable to the same costs as discussed in the previous paragraph.

Balance Sheet

	December 31,
(dollars in thousands)	2007	2006	% Change
Total assets	$1,979,011	$1,866,483	6%

Total loans (net)	1,146,629	973,033	18%

Core deposits	1,548,611	1,578,316	(2)%

Total deposits	1,560,896	1,616,777	(3)%

Lending

Total gross loans increased $174.7 million, or 18%, to $1.16 billion from $983 million one year ago, with the growth represented across all loan categories. The composition of the Company’s loan portfolio is as follows:

(dollars in thousands)	12/31/07	% of Total	12/31/06	% of Total	$ Increase	% Increase
Commercial	$361,374	31%	$277,287	28%	$84,087	30%
Owner occupied	150,679	13	123,573	13	27,106	22
Total commercial	512,053	44	400,860	41	111,193	28
Consumer/residential	301,667	26	281,498	29	20,169	7
Commercial real estate	343,651	30	300,360	30	43,291	14
Gross loans	$1,157,371	100%	$982,718	100%	$174,653	18%

Asset Quality

The Company’s asset quality ratios are highlighted below:

	Quarter Ended
	December 31, 2007	September 30, 2007	December 31, 2006
Non-performing assets/total assets	0.17%	0.19%	0.19%
Net loan charge-offs/average total loans	0.02%	0.02%	0.02%
Loan loss reserve/gross loans	0.93%	0.96%	0.99%
Non-performing loan coverage	366%	319%	287%
Non-performing assets/capital and reserves	3%	3%	3%

Non-performing assets and loans past due 90 days at December 31, 2007 totaled $3.4 million, or 0.17%, of total assets, as compared to $3.7 million, or 0.19% of total assets, at September 30, 2007 and $3.5 million, or 0.19%, of total assets one year ago.

Core Deposits

Core deposit growth by type of account is as follows:

	December 31,
(dollars in thousands)	2007	2006	% Change		4th Qtr 2007 Cost of Funds
Demand noninterest-bearing	$271,894	$275,137	(1	) %	0.00%
Demand interest-bearing	747,549	707,364	6		2.92
Savings	375,710	396,567	(5)		2.03
Subtotal	1,395,153	1,379,068	1		2.13
Time	153,458	199,248	(23)		4.11
Total core deposits	$1,548,611	$1,578,316	(2	) %	2.33%

Core deposit growth by type of customer is as follows:

	December 31,	% of	December 31,	% of	%
(dollars in thousands)	2007	Total	2006	Total	Change
Consumer	$586,100	38%	$622,313	39%	(6	) %
Commercial	544,442	35	520,995	33	5
Government	418,069	27	435,008	28	(4)
Total	$1,548,611	100%	$1,578,316	100%	(2	) %

Investments

At December 31, 2007, the Company’s investment portfolio totaled $644.6 million. Detailed below is information regarding the composition and characteristics of the Company’s investment portfolio at December 31, 2007.

Product Description	Available for Sale	Held to Maturity	Total
(in thousands)
Mortgage-backed securities:
Federal agencies pass through certificates (AAA rated)	$72,118	$81,846	$153,964
Collateralized mortgage obligations (AAA rated)	310,090	34,212	344,302
U.S. Government agencies/other	4,958	141,409	146,367
Total	$387,166	$257,467	$644,633
Duration (in years)	4.1	3.7	4.0
Average life (in years)	5.3	4.7	5.0
Quarterly average yield	5.36%	5.30%	5.33%

At December 31, 2007, the after tax depreciation of the Company’s available for sale portfolio was $3.9 million.

Capital

Stockholders’ equity at December 31, 2007 totaled $112.3 million, an increase of $11.2 million, or 11%, over stockholders’ equity of $101.1 million at December 31, 2006.  Return on average stockholders’ equity (ROE) for the three months and twelve months ended December 31, 2007 and 2006 are shown below:

Return on Equity
Three Months Ended December 31,		Twelve Months Ended December 31,
2007	2006	2007	2006
8.83%	6.00%	6.59%	7.58%

The Company’s capital ratios at December 31, 2007 were as follows:

	Commerce	Regulatory Guidelines “Well Capitalized”
Leverage Ratio	7.26%	5.00%
Tier 1	10.03%	6.00%
Total Capital	10.78%	10.00%

Shareholder Returns

	As of December 31, 2007
	Commerce	NASDAQ Bank Index	S & P Index
1 Year	6%	(20)%	5%
3 Years	(4)%	(4)%	9%
5 Years	10%	6%	13%
10 Years	11%	5%	6%

FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION

The Company may, from time to time, make written or oral “forward-looking statements”, including statements contained in the Company’s filings with the Securities and Exchange Commission (including the annual report on Form 10-K and the exhibits thereto), in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Company’s control). The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan” and similar expressions are intended to identify forward-looking statements. The following factors, among others discussed in the Company’s Form 10-K, could cause the Company’s financial performance to differ materially from that expressed or implied in such forward-looking statements:

•	the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations;
•	the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System;
•	inflation;
•	interest rate, market and monetary fluctuations;
•	the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers;
•	the willingness of customers to substitute competitors’ products and services for the Company’s products and services and vice versa;
•	the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance);
•	the impact of the rapid growth of the Company;
•	the Company’s dependence on Commerce Bancorp, Inc. (and its successor) to provide various services to the Company and the costs associated with securing alternate providers of such services;
•	changes in the Company’s allowance for loan losses;
•	effect of terrorists attacks and threats of actual war;
•	unanticipated regulatory or judicial proceedings;
•	changes in consumer spending and saving habits;
•	and the success of the Company at managing the risks involved in the foregoing.

Because such forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. The Company cautions that the foregoing list of important factors is not exclusive. The Company does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company. For information on subsequentevents refer to the Company’s filings with the Securities and Exchange Commission (“SEC”).